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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, this 19th day of July, 2004, between PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST, a Maryland business trust (the "Trust"), and JACK R. KUHN, 4318 Royal Saint George Drive, Avon, Ohio 44011 ("Kuhn").

                                   WITNESSETH:

      WHEREAS, at the time set forth herein, Kuhn will hold the office of Senior Vice President and Chief Property Management & Development Officer of the Trust;

      WHEREAS, Kuhn is expected to make major contributions toward the business of the Trust;

      WHEREAS, the Trust and Kuhn desire to enter into this Agreement pursuant to which the Trust will employ Kuhn and Kuhn will serve the Trust; and

      WHEREAS, the Trust desires to acquire the leadership, experience and talent of Kuhn by providing him with an initial stock allocations as an incentive ownership in the Trust;

      NOW, THEREFORE, the Trust and Kuhn, in consideration of the premises and the mutual covenants herein contained, agree as follows:

      1.    EMPLOYMENT, CONTRACT PERIOD. During the period specified in this
Section 1, the Trust shall employ Kuhn, and Kuhn shall serve the Trust, on the terms and subject to the conditions set forth herein. The initial term of Kuhn's employment hereunder shall commence as of the date specified in the first sentence of this Agreement (the "Effective Date") and, subject to prior termination as provided in Section 8, shall continue through the first anniversary of the Effective Date. The term of Kuhn's employment hereunder shall be automatically renewed on the first anniversary of the Effective Date and on each succeeding anniversary of the Effective Date thereafter for succeeding terms of one year each, unless either party shall have given, at least 90 days prior to the expiration of any term, written notice of his or its intention not to renew the term of Kuhn's employment hereunder, except that no extension of the term of Kuhn's employment hereunder shall extend beyond the date of Kuhn's 70th birthday. The term of Kuhn's employment hereunder is sometimes hereinafter referred to as the "Contract Period."

      2.    POSITION, DUTIES, RESPONSIBILITIES.

            (a) Except as set forth in Section 2(b), at all times during the Contract Period, Kuhn shall have the title of Senior Vice President and Chief Property Management & Development Officer of the Trust and shall have and perform the duties and responsibilities of that office (the "Office"), subject to the authority of the Board of Trustees of the Trust (the "Board of Trustees"). In addition, Kuhn may hold such other offices as may be designated from time to time by the Board of Trustees.

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            (b)   At all times during the Contract Period, Kuhn shall devote substantially all of his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Trust, and neither directly nor indirectly render any business, commercial, or professional services to any other person, firm, or organization for compensation without the prior approval of the Board of Trustees. Nothing in this Agreement shall preclude Kuhn from devoting reasonable periods of time to charitable and community activities, service on boards of other companies (public or private) not in competition with the Trust, undertaken after consultation with the Chief Executive Officer of Paragon; or the management of his personal investment assets provided:

                  (i) such activities do not interfere with the performance by Kuhn of his duties hereunder;

                  (ii) Kuhn does not make any single investment in excess of $500,000 in the outstanding securities of a publicly owned equity real estate investment trust or of any other entity engaged primarily in the ownership and/or management of real estate, other than the Trust. This limitation shall not apply to the continued holding by Kuhn of any investments that were held by him on January 1, 2004 and have been held by him continuously thereafter and any holding by Kuhn that is approved by the independent Trustees of the Board of Trustees; and

                  (iii) Kuhn does not advise, assist, or render any services, either directly or indirectly, to a publicly-owned equity real estate investment trust or in any other entity engaged primarily in the ownership and/or management of real estate that competes with the Trust (except that this limitation shall not apply to the continued holding by Kuhn of any investments that were held by him on January 1, 2004 and have been held by him continuously thereafter), other than the Trust.

            (c) The duties to be performed by Kuhn under this Agreement shall be performed primarily in Cuyahoga County at the offices of the Trust, and he shall not be required to perform services elsewhere except for travel incident to his performance of services hereunder.

      3.    BASE SALARY, PLAN COMPENSATION AND BENEFITS.

            (a) The rate of Kuhn's base salary hereunder as of the Effective Date shall be $60,000 per year. The rate of Kuhn's base salary is considered to be below the market rate for executives with similar experience and shall be reviewed at least annually during the Contract Period and may be adjusted from time to time, based upon such standards as the Board of Trustees may determine to be appropriate, except that no such adjustment shall result in a reduction of Kuhn's base salary below $60,000 per year during the Contract Period.

            (b) After the first anniversary of the Effective Date, Kuhn shall be eligible to participate in any annual incentive bonus program which is offered collectively to the executive members of the Trust and approved by the Management, Organization and Compensation Committee of the Board of Trustees and receive the awards and any other compensation that

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have been earned after the first anniversary of the Contract Period and that he is entitled to receive under any of the Trust's present or future share option, incentive compensation, or executive bonus plan in which he is entitled to participate (such awards and other compensation are hereinafter referred to as "Plan Compensation").

            (c) During the Contract Period, the Trust shall provide Kuhn (a) health and welfare benefits, including health insurance, travel accident insurance, life and accidental death insurance, and long term disability upon the same terms and conditions as to the other executives, (b) directors and officers liability insurance, (c) a parking space, (d) memberships in a business club in downtown Cleveland, if any, as may be deemed necessary by Kuhn, (e) three weeks of vacation time, and (f) such other benefits as the Board of Trustees may from time to time authorize.

      4.    RESTRICTED SHARE AWARDS.

            (a) GRANT. The Trust will issue to Kuhn 125,000 restricted common shares of beneficial interest, par value $0.01 per share, of the Trust ("Common Shares"), on each of July 19, 2005, 2006, 2007 and 2008, so long as Kuhn remains employed by the Trust on those dates, each grant of which will vest after four years and be subject to a restricted stock agreement. In addition, the Trust hereby awards 500,000 Common Shares (the "Award Shares") to Kuhn, subject to all of the terms and conditions contained in this Agreement. The Trust shall issue the Award Shares to Kuhn as soon as practicable after his execution of this Agreement. The Award Shares will be subject to forfeiture under Section 4(b) hereof.

            (b) VESTING. 250,000 Award Shares shall vest, and such Award Shares shall cease to be subject to the risk of forfeiture, on each of July 19, 2008 and 2009, provided, however, that the risk of forfeiture shall lapse for all of Award Shares, and the Award Shares shall vest immediately if a "Shift of Ownership" (as defined in Section 11) is deemed to have occurred. The vesting schedule will not be affected if Kuhn dies or becomes "Disabled" (as defined below). Kuhn shall automatically and without notice cease to have any right, title or interest in or to any of the Award Shares that remain subject to forfeiture upon the occurrence of any of the following events: (i) the Trust terminates Kuhn's employment for "Cause" (as defined in Section 8(b)); or (ii) Kuhn terminates his employment with the Trust without "Good Reason" (as defined in Section 8(d)).

            (c) KUHN'S REPRESENTATIONS. Kuhn understands that the issuance of the Award Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act"), by virtue of Section 4(2) of the Act and Rule 506 promulgated under the Act and Kuhn represents and warrants that:

                  (i) Kuhn is aware that the Award Shares are not registered under the Act or the securities or "blue sky" laws of any state or jurisdiction (the "Blue Sky Laws") as of the date of this Agreement, and the Trust is under no obligation to cause the Award Shares to be registered under the Act or the Blue Sky Laws.

                  (ii) Kuhn has been advised that the Award Shares cannot be resold unless they are registered under the Act or the Blue Sky Laws or unless an exemption from registration is available and that the certificates representing the Award Shares will be legended

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                        accordingly. Kuhn is acquiring the Award Shares for his
                        own account for long-term investment and not with a view to, or for resale in connection with, the distribution thereof, and Kuhn has no present intention of distributing or reselling the Award Shares. Kuhn represents and warrants that Kuhn has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Award Shares and is able to bear the economic risk of holding the Award Shares indefinitely.

                  (iii) Kuhn has made a complete and thorough investigation of the affairs and prospects of the Trust and has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Trust concerning the Award Shares, and all such questions have been answered to the full satisfaction of Kuhn.

                  (iv) Kuhn acknowledges that the Award Shares will be treated as taxable income to him under the Internal Revenue Code of 1986, as amended (the "Code"). Kuhn is not relying on the advice of the Trust or its affiliates in connection with the tax consequences of Kuhn's receipt of the Award Shares.

                  (v) Kuhn is aware that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendation or endorsement of, the Award Shares.

                  (vi) Kuhn acknowledges that the Trust is entering into this Agreement in reliance upon Kuhn's representations and warranties in this Agreement, including, without limitation, those set forth in this Section.

            (d)   RESTRICTIONS ON AWARD SHARES.

                  (i) Other than the right to vote the Award Shares and to receive any dividends that are declared on the Common Shares, Kuhn shall not have any rights as a shareholder with respect to any Award Shares prior to the date that they vest as provided in Section 4(b) hereof, provided that the foregoing shall not diminish or affect any rights Kuhn may have under this Agreement.

                  (ii) Kuhn shall not have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of the Award Shares prior to the date they vest as provided in Section 4(b) hereof, provided that the foregoing shall not diminish or affect any rights Kuhn may have under this Agreement.

            (e)   TAXES.

                  (i) Under the general rule of Section 83 of the Code, Kuhn will not be treated as receiving the Award Shares until such time as Kuhn

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                        becomes substantially vested in the Award Shares. Kuhn
                        will become substantially vested in the Award Shares upon the expiration of any forfeiture period described in Section 4(b) above. At that time, Kuhn will be taxed on the value of the Award Shares as ordinary compensation income. For the purposes of determining the taxable compensation to Kuhn, the value of the Award Shares will be determined without regard to the "investment letter" restrictions on transferability set forth in this Agreement. As an exception to this rule,
                        Section 83 of the Code permits Kuhn to elect to be taxed on the value of the Award Shares as of the date of the grant of the Award Shares. The Section 83(b) election must be filed by Kuhn within 30 days of the grant of the Award Shares. While there is no official Internal Revenue Service form for a Section 83(b) election, a sample form is attached as EXHIBIT A. The filing must be made with the Internal Revenue Service Center with which Kuhn files his federal income tax returns and a copy of the election must be submitted (i) with Kuhn's income tax return for the taxable year in which Kuhn receives the Award Shares, and (ii) to the Trust. KUHN IS STRONGLY URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES AND ADVISABILITY OF MAKING A
                        SECTION 83(B) ELECTION IN CONNECTION WITH HIS RECEIPT OF THE AWARD SHARES AND OTHER TAX ASPECTS OF HIS RECEIPT AND HOLDING OF THE AWARD SHARES.

                  (ii) Kuhn will be responsible for all federal and state taxes payable by Kuhn with respect to the issuance of the Award Shares based upon their fair market value on the date of issuance if a Section 83(b) election is made, or on the date the Award Shares become vested if a Section 83(b) election is not made.

            (f) GENERAL. The Trust shall reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement in respect of the issuance of the Award Shares, shall pay all fees and expenses necessarily incurred by the Trust in connection therewith, and shall use its best efforts to comply with all laws and regulations that, in the reasonable opinion of counsel for the Trust, are applicable thereto.

      5. SPLIT DOLLAR LIFE INSURANCE. Before the end of the Contract Period, the Board of Trustees will consider whether it would be appropriate for the Trust to enter into a split-dollar agreement with respect to an insurance policy on the life of Kuhn with a death benefit for a specific amount payable to Kuhn's designated beneficiary, provided, however, that such benefits or payments shall at all times be subject to the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and to the rules issued by the SEC thereunder.

      6. REIMBURSEMENT FOR EXPENSES. Subject to such limitations as may be reasonably imposed by the Board of Trustees from time to time, the Trust shall reimburse Kuhn for all reasonable, ordinary, and necessary expenses incurred by him in the performance of his duties hereunder, provided, however, that such benefits or payments shall at all times be subject to the Sarbanes-Oxley Act of 2002, as may be amended from time to time, and to the rules issued by the SEC thereunder; and provided, further, that Kuhn accounts to the Trust therefor in a

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manner sufficient to substantiate deductions with respect to those expenses by the Trust for federal income tax purposes.

      7. EFFECT OF DISABILITY DURING CONTRACT PERIOD. If, during the Contract Period, Kuhn becomes disabled as determined by a physician acceptable to Kuhn and the Trust, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement ("Disabled"):

            (a) The Trust may relieve Kuhn of his duties under this Agreement for as long as Kuhn is Disabled.

            (b) So long as Kuhn remains Disabled, the Trust shall continue to pay Kuhn the base salary and bonus (cash and stock) at the rate in effect immediately before he became Disabled, net of any other disability benefits paid to him by the Trust or any insurance funded by the Trust, the Trust shall continue to provide those health and welfare benefits, including contribution to any pension plan, that were being provided to Kuhn immediately before he became Disabled, and Kuhn shall continue to earn the Plan Compensation (other than bonus) to which he would have been entitled under Section 3(b) had he continued to be actively employed, until the earliest of (i) the first date on which he is no longer Disabled, (ii) the date of his death, (iii) the date on which Kuhn attains age 70, or (iv) the first anniversary of the date on which he became Disabled. If Kuhn becomes Disabled, thereafter recovers sufficiently to be able to substantially perform his duties, and later becomes Disabled again, the combined period in which Kuhn is entitled to receive disability benefits under this Section 7(b) shall not exceed one year.

      8.    TERMINATION.

            (a) DEATH OR DISABILITY. Kuhn's employment hereunder will terminate immediately upon Kuhn's death and the Trust shall not be obligated to pay Kuhn any further compensation hereunder except through the date of death. The Trust may terminate Kuhn's employment hereunder immediately upon giving notice of termination if Kuhn is Disabled for an aggregate of 90 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months; in the event of any such termination, the disability benefits payable under Section 7(b) shall be in lieu of any payments upon termination under Section 9.

            (b) FOR CAUSE. The Trust may terminate Kuhn's employment under this Agreement for "Cause" if:

                  (i) Except by reason of being Disabled, Kuhn fails substantially to devote the time and effort required for him to perform his duties hereunder;

                  (ii) Except by reason of being Disabled, Kuhn fails to follow directions from the Board of Trustees that are appropriate in the context of his status as an executive officer of the Trust;

                  (iii) Kuhn is convicted of a felony involving moral turpitude;

                  (iv)  Kuhn engages in acts in violation of the provisions of
                        Section 2(b), the confidentiality provisions of Section 13 or otherwise breaches

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                        the terms of this Agreement in any material respect; or

                  (v) Kuhn willfully, wantonly, voluntarily, and without approval of the Board of Trustees takes any action that he knows to be materially adverse to the interest of the Trust and its shareholders, collectively.

Any termination of Kuhn's employment for Cause shall be effective immediately upon the Trust giving Kuhn 30 days' notice of termination of employment and the grounds therefore. However, if any failure on Kuhn's part referred to in clause
(i), (ii) or (iv) of this Section 8(b) is curable, the Trust may not terminate Kuhn's employment unless the Board of Trustees first gives him written notice specifying the nature of the failure and the steps that he must take to cure the failure, and Kuhn fails to take those steps within 30 days after the notice is given.

            (c) BY THE TRUST WITHOUT CAUSE. The Trust may terminate Kuhn's employment hereunder without Cause at any time upon 30 days' notice from the Board of Trustees to Kuhn.

            (d) BY KUHN FOR GOOD REASON. Kuhn may terminate his employment hereunder for "Good Reason" if one or more of the events listed in clauses (i) through (vi) of this Section 8(d) occurs, provided, however, that for termination under any of subsections (i) - (vi) below, Kuhn must provide the Trust with a written notice of termination, specifying with particularity the events constituting Good Reason and the Trust shall have a period of 30 days to cure such events:

                  (i) Kuhn's base salary is reduced from the amount in effect for the preceding year;

                  (ii) The Trust fails to provide the Plan Compensation contemplated by Section 3(b) (after such Plan Compensation has been adopted by the Board of Trustees or a committee thereof);

                  (iii) The Trust fails in any material respect to provide
                        benefits in accordance with Section 3(c) or to consider the appropriateness of the split-dollar insurance in accordance with Section 5, in either case after Kuhn has given the Trust written notice of the failure, and the Trust has failed to effect a cure within 30 days after the notice is given;

                  (iv) Kuhn is removed from any of his Offices or responsibilities or his duties with the Trust are otherwise reduced to such an extent that he no longer has authority commensurate with an executive officer of the Trust (except as such removal and termination is permitted under this Agreement);

                  (v) Kuhn's principal place of employment for the Trust is relocated outside of the Cleveland metropolitan area and, as a result, he is required to relocate outside the Cleveland metropolitan area; or

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                  (vi)  After a Shift in Ownership (as defined in Section 11), the Board of Trustees fundamentally changes its strategic plan in a manner opposed by Kuhn. Kuhn may not terminate his employment under this clause (vi) unless he first gives the Board of Trustees written notice of specifying the change or changes that he opposes and the steps that the Board of Trustees must take to rectify the strategic plan, and the Board of Trustees fails to take those steps within 30 days after the notice is given.

            (e) BY KUHN WITHOUT GOOD REASON. Kuhn may terminate his employment hereunder without Good Reason at any time upon 30 days' advance notice from Kuhn to the Board of Trustees and upon such termination the Trust shall be obligated to pay Kuhn only as set forth in Section 9 (a) of this Agreement.

      9. PAYMENTS UPON TERMINATION. Following any termination of Kuhn's employment with the Trust, the Trust shall pay and provide to Kuhn, after the date of the termination (the "Termination Date"), the amounts and benefits provided in this Section 9.

            (a) TERMINATION BY THE TRUST OR BY KUHN FOR ANY REASON. Upon any termination of Kuhn's employment for any reason, the Trust (i) shall pay to Kuhn all unpaid base salary and other benefits (e.g., accrued vacation) with respect to periods ending on or before the Termination Date and (ii) shall provide to Kuhn all Plan Compensation that has been earned and vested prior to the Termination Date, subject to the terms and provisions of the applicable plans.

            (b) TERMINATION BY THE TRUST WITHOUT CAUSE, OR BY KUHN FOR GOOD REASON. If Kuhn's employment hereunder is terminated by the Trust without Cause or by Kuhn for Good Reason, in addition to (but not in duplication of) the salary and Plan Compensation under Section 9(a), Trust shall pay and provide to Kuhn the following amounts and benefits through the first anniversary of the Termination Date (the "Benefit Termination Date") at the same times as those amounts and benefits would have been paid and provided if Kuhn had continued in the active employ of the Trust through the Benefit Termination Date:

                  (i) Base salary and bonus (cash and stock) at the rate in effect immediately before the Termination Date.

                  (ii) Those health and welfare benefits including contribution to any pension plan that were being provided to Kuhn immediately before the Termination Date through the Benefit Termination Date.

                  (iii) In addition to any benefits Kuhn is or may be entitled to under any retirement plan or program in which he participates, if after a Shift in Ownership an amount equal to one (1) times the total amount contributed by the Trust to Kuhn's account under the pension plan and any excess benefit plan related thereto, with respect to the plan year immediately prior to the Termination Date provided such payment shall not be duplicative of any

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                        payment made or to be made under subsection (ii) above.

                  (iv) Continued vesting of share options held by Kuhn through the Benefit Termination Date and the ability to exercise vested options through the later to occur of the expiration date of the share options or the Benefit Termination Date, as if Kuhn had remained employed by the Trust.

                  (v) Continued earning of any restricted shares held by Kuhn. After the Termination Date, against delivery to the Trust of the certificate or certificates representing all of the restricted shares, the Trust will issue to Kuhn an unlegended certificate or certificates for the shares whose restrictions have lapsed. If the market price of the shares at the Benefit Termination Date exceeds the market price of the shares at the Termination Date, the Trust will promptly issue to Kuhn an unlegended certificate for the balance of the shares due to him.

                  (vi) Continued accrual and vesting through the Benefit Termination Date of any Plan Compensation not referred to above and the ability to exercise vested awards through the later to occur of the expiration date of the awards or the Benefit Termination Date, as if Kuhn had remained employed by the Trust.

                  (vii) If termination occurs six months before or six months after a Shift of Ownership, the Trust shall pay to Kuhn the base salary and bonus in Section 9(b)(i) immediately in a lump sum; continue health and welfare benefits in
                        Section 9(b)(ii) through the Benefit Termination Date; pay any pension or retirement plan payments in clause
                        (ii) and (iii) of Section 9(b) immediately in a lump sum; all unvested share options in Section 9(b)(iv) shall become vested; all restrictions on restricted shares in Section 9(b)(v) shall lapse and an unlegended certificate for the shares whose restriction has lapsed shall be issued to Kuhn; and immediate accrual, vesting, and payment of all items under Section 9(b)(vi).

            (c) FULL SATISFACTION. Payment and provision of the salary and benefits to which Kuhn is entitled under this Section 9 shall constitute full satisfaction of all obligations of the Trust to Kuhn arising under this Agreement and/or in connection with the termination of his employment. The Plan Compensation and any other benefits or compensation provided to Kuhn under this
Section 9 shall not be subject to mitigation under any circumstances.

      10. EFFECT OF FAILURE TO EXTEND TERM. If either the Trust or Kuhn gives notice to the other of an intention not to extend the term of Kuhn's employment hereunder for an additional year, as contemplated in Section 1, that notice shall be treated as a notice of intended termination of Kuhn's employment as of the end of then term. Accordingly, the termination of his employment will be treated as a termination by the Trust or by Kuhn, as the case may be, with or without Cause, and for or not for Good Reason, as the case may be. This Section 10 is not intended to abrogate the specific notice requirements applicable to a termination for Cause

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under clause (i) or (ii) of Section 8(b) or to a termination for Good Reason under Section 8(d).

11.   SHIFT IN OWNERSHIP.

      (a) A "Shift in Ownership" shall be deemed to have occurred if at any time before the Termination Date any Person (other than the Trust, any subsidiary of the Trust, any employee benefit plan or employee share ownership plan of the Trust or any subsidiary of the Trust, or any person organized, appointed, or established by the Trust or any subsidiary of the Trust for or pursuant to the terms of any such plan), alone or together with any of its affiliates or associates:

            (i) causes Kuhn not to be appointed as Senior Vice President and Chief Property Management & Development Officer, in accordance with the intent herein;

            (ii) or, if Kuhn is appointed as Senior Vice President and Chief Property Management & Development Officer, causes Kuhn to be removed as Senior Vice President and Chief Property Management & Development Officer, and such change is not supported by Kuhn.

      (b) In the event of a Shift in Ownership of the Trust, (i) all share options then outstanding will become fully exercisable as of the date of the Shift in Ownership, (ii) all restrictions and conditions applicable to restricted stock and other stock awards will be deemed to have been satisfied as of the date of the Shift in Ownership, and (iii) all cash awards will be deemed to have been fully earned as of the date of the Shift in Ownership.

      12.   EXCESS PARACHUTE PAYMENT REDUCTION.

            (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Trust to or for the benefit of Kuhn (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Trust for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of Kuhn pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Trust because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 12 shall be made by the Accounting Firm (as defined in Section 12(b)) which shall provide detailed supporting calculations both to the Trust and Kuhn within 30 days after the Termination Date or such earlier time as is requested by the Trust. The Trust and Kuhn shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon the Trust and Kuhn. Kuhn shall determine which of the Agreement Payments (or, at the election of Kuhn, other payments) shall be eliminated or reduced consistent with the requirements of this Section 12, provided that, if Kuhn

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does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, the Trust shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 12, and shall notify Kuhn promptly of such election. All costs and expenses relating to the determinations to be made hereunder shall be borne solely by the Trust.

            (b) The term "Accounting Firm" means the independent auditors of the Trust for the fiscal year preceding the year in which the Shift in Ownership occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Kuhn shall select another national or regional accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Trust.

      13. CONFIDENTIALITY. Kuhn acknowledges that the business in which the Trust is engaged is competitive and that his employment with the Trust has required and will require that he have access to and knowledge of confidential and proprietary information pertaining to the Trust's operations and its properties ("Confidential Information"). Kuhn shall not, during the term of his employment hereunder or at any time thereafter, except in connection with the performance of services hereunder or in furtherance of the business of the Trust, communicate, divulge, or disclose to any other person not a Trustee, officer, employee, or affiliate of, or not engaged to render services to or for, the Trust or use for his own benefit or purposes any Confidential Information that he has obtained from the Trust during the Contract Period, except that this provision shall not preclude Kuhn from communication or use of Confidential Information made known generally to the public by any party unrelated to Kuhn, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Kuhn shall not disclose any Confidential Information without first giving the Trust notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure.

      14.   DEFERRAL OF PAYMENT OF COMPENSATION UNDER CERTAIN CIRCUMSTANCES.

            (a) SECTION 162(M). For purposes of this Section 14, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

            (b) DEFERRAL. For purposes of this Section 14, "Excess Compensation" as determined by the Accounting Firm, as defined in Section 12(b) shall mean the amount of compensation (including base salary, bonus and the lapse of restrictions on restricted shares granted to Kuhn) otherwise paid or provided to Kuhn by the Trust under this Agreement at any particular time (the "Scheduled Time") that, after giving effect to all elective deferrals of compensation, (i) would not be deductible by the Trust if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and (ii) would be deductible by the Trust if deferred until and paid during a later year.

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

            (c)   RESTRICTED SHARES. Except as provided in Section 14(e) or
Section 14(f), if and to the extent that the lapse of restrictions on restricted shares at the Scheduled Time would result in Excess Compensation, Kuhn will forfeit the restricted shares immediately prior to the Scheduled Time. Thereafter, the Trust will deliver to Kuhn a number of unrestricted shares equal to the number of restricted shares forfeited, together with an amount equal to any and all dividends that would have been paid on those shares from the Scheduled Time through the date of delivery, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the unrestricted shares and dividends can be delivered without disallowance of the deduction for payment of the compensation by reason of
Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the unrestricted shares and dividends can be delivered without disallowance of the deduction, the Trust will deliver to Kuhn the portion that can be so delivered, and, except as provided in Section 14(e) or
Section 14(f), the remainder of the unrestricted shares and dividends will be delivered at a later date.

            (d) DEFERRED CASH COMPENSATION. Except as provided in Section 14(e) or Section 14(f), if and to the extent that the payment of cash compensation would result in Excess Compensation, after the forfeiture of any restricted shares under Section 14(c), payment of the cash compensation will be deferred. Thereafter, the Trust will pay to Kuhn the amount of the deferred compensation, together with accrued interest, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the deferred compensation and interest can be paid without disallowance of the deduction, the Trust will pay to Kuhn the portion that can be so paid, and, except as provided in Section 14(e) or Section 14(f), the remainder of the deferred compensation and interest will be paid at a later date. For purposes hereof, interest will accrue from the date on which the compensation would have been paid but for this
Section 14(d) through the date of payment at a rate equal to prime plus 1% quoted by National City Bank, Cleveland, Ohio, compounded quarterly.

            (e) EARLY DELIVERY OF UNRESTRICTED SHARES OR PAYMENT OF DEFERRED COMPENSATION. If the Accounting Firm determines that the delivery to Kuhn of the unrestricted shares and dividends under Section 14(c), or the payment to Kuhn of the deferred compensation and interest under Section 14(d), will not result in a deduction to the Trust, even if paid in a later year, the Trust will, within three months of the date on which that determination is made, deliver to Kuhn those unrestricted shares and dividends, or pay to Kuhn that deferred compensation and interest, as the case may be.

           (f) DELIVERY OR PAYMENT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. Within three months of the date on which Kuhn ceases to be employed as an officer by the Trust, the Trust will deliver to Kuhn all of the unrestricted shares and dividends not previously delivered to him under Section 14(c) and pay to Kuhn, in a single lump sum, all of the deferred compensation and interest not previously paid to him under Section 14(d), whether or not the Trust is entitled to a deduction with respect thereto.

            (g) MISCELLANEOUS. In addition to all other payments provided for in this Section 14 the Trust shall also pay to Kuhn an amount, if any, equal to the additional taxes payable by Kuhn on account of any deferral, due to higher marginal income tax rates payable by

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

Kuhn when the deferred compensation becomes payable. Kuhn's rights with respect to the delivery of unrestricted shares and dividends, and the payment of deferred compensation and interest, under this Section 14 may not be assigned by him unless approved by the Board of Trustees. If Kuhn dies before all unrestricted shares and dividends, and all deferred compensation and interest, under this Section 14 has been paid to him, any such unrestricted shares, dividends, deferred compensation, and interest shall be delivered and paid, at the same time it would have been paid if Kuhn had not died but had merely ceased to be an employee of the Trust on the date of his death (or, if earlier, on the last date he actually was an employee of the Trust), to his estate or, if Kuhn so directs the Trust in writing, to his wife or to a trust created by Kuhn. The obligations of the Trust to deliver unrestricted shares and dividends, and to pay deferred compensation and interest, under this Section 14 constitute unsecured promises of the Trust, and neither Kuhn nor any person claiming through him shall have, as a result of this Section 14, any lien or claim on any assets of the Trust that is superior to the claims of the general creditors of the Trust.

      15. PAYMENTS FOR TAXES. During the Contract Period, any payments that are made on behalf of Kuhn by the Trust, other than for salary (including deferred compensation), cash bonuses, and restricted shares, that are required by the independent auditors of the Trust to be included in his income, for federal, state, and local income tax will be paid to him on a "grossed-up" basis equal to his federal, state, and local tax liabilities resulting therefrom.

      16. MERGER OR TRANSFER OF ASSETS OF THE TRUST. The Trust will not consolidate with or merge into any other entity, or transfer all or substantially all of its assets or shares to another entity, unless such other entity assumes this Agreement in a signed writing and delivers a copy thereof to Kuhn. Upon such assumption the successor entity shall become obligated to perform the obligations of the Trust under this Agreement, and the term "the Trust" as used in this Agreement shall be deemed to refer to such successor entity.

      17. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of the Trust in the case of notices to the Trust and to Kuhn in the case of notices to Kuhn) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

      If to the Trust:

      Paragon Real Estate Equity and Investment Trust
      1240 Huron Road
      Suite 301
      Cleveland, OH 44115

      If to Kuhn:

      Mr. Jack R. Kuhn
      4318 Royal Saint George Drive
      Avon, Ohio 44011

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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

      18. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

      19. MISCELLANEOUS. This Agreement may only be modified, waived, or discharged by the Board of Trustees and agreed to in writing signed by Kuhn and the Trust. This Agreement shall inure to the benefit of Kuhn and his heirs and legal representatives. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof. This Agreement constitutes the entire agreement between the parties with the subject matter hereof and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when executed and delivered, will constitute one and the same instrument.

      20. NO PERSONAL LIABILITY. Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Trust, a real estate investment trust organized under the laws of the State of Maryland, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustees hereinafter appointed, nor any beneficiary, officer, employee or agent of the Trust shall have any liability hereunder in his personal or individual capacity, but, instead, all parties shall look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

      IN WITNESS WHEREOF, this Agreement has been signed by the Trust and Kuhn as of the date first above written.

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

By:    /s/ James C. Mastandrea
       --------------------------------------------
Title: James C. Mastandrea,
       Chairman of Board of Trustees

By:    /s/ Jack R. Kuhn
       --------------------------------------------
       JACK R. KUHN

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

                                    EXHIBIT A

                      ELECTION PURSUANT TO SECTION 83(b) OF
                            THE INTERNAL REVENUE CODE

      The undersigned, being a service-provider to Paragon Real Estate Equity and Investment Trust (the "Company"), hereby makes an election pursuant to
Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the provisions of Treasury Regulation Section 1.83(e):

1. The name, address and taxpayer identification number of the undersigned are:

      Name:      Jack R. Kuhn
      Address:   4318 Royal Saint George Drive
                 Avon, Ohio 44011-3724

Taxpayer I.D. No.:____________________________

2. Description of the property with respect to which the election is being made: _________ common shares of the Company.

3.    Date on which the property was transferred is: _______________

4.    The taxable year of the taxpayer in which the property was transferred is:
      ___________

5.    Nature of restrictions to which the property is subject:

      _________________________________________________________________________

      _________________________________________________________________________

      _________________________________________________________________________

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $______________.

7. The taxpayer did not provide any consideration for the transfer of said property.

8.    A copy of this statement has been furnished to the Company.

Dated:   _________________, 2004           ____________________________________
                                           Jack R. Kuhn

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